Exhibit 10.2
EXECUTION COPY
Tripath Imaging, Inc.
780 Plantation Drive
Burlington, NC 27215
Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, NJ 07417
September 8, 2006
Dr. Paul R. Sohmer, M.D.
c/o TriPath Imaging, Inc.
780 Plantation Drive
Burlington, NC 27215
Dear Paul:
     As you are aware, TriPath Imaging, Inc. (the “Company”), a Delaware corporation, is contemplating the sale to Becton, Dickinson and Company (the “Sale”) of the approximately 93.5% of the outstanding shares of the Company that Becton, Dickinson and Company (“BD”) does not already own. As a result of and following the Sale, the Company will become a wholly-owned subsidiary of BD.
     On behalf of the Company, I am pleased to offer you the opportunity to earn a retention bonus (the “Retention Bonus”) in connection with the successful completion of the Sale and your continued employment by the Company and its affiliates (the “BD Group”) for six (6) months following the completion of the Sale (such period, the “Retention Period”) (except as otherwise provided in Section II below), the terms of which are outlined below. In addition to your continued employment during the Retention Period, on the terms and conditions set forth in Exhibit A, you agree to provide consulting services to the BD Group for a minimum of six (6) months and a maximum of twelve (12) months following the end of the Retention Period.
     Notwithstanding anything herein to the contrary, in the event that the Sale does not occur on or before the six (6) month anniversary of the date of this letter agreement, this letter agreement will automatically terminate and be of no further force and effect and you will have no rights to earn the Retention Bonus hereunder after such time; provided, however, that in such event, the change in control agreement entered into with the Company, dated June 26, 2006 (the “Change in Control Agreement”) will continue in full force and effect.

Dr. Sohmer
September 8, 2006

     In addition, if your employment is terminated by the Company without Cause within 180 days prior to the completion of the Sale and such termination (i) was at the request of BD or (ii) otherwise occurred as a condition to, or in anticipation of, the completion of the Sale, this letter agreement will automatically terminate and be of no further force and effect and the Change in Control Agreement will continue in full force and effect and will govern the payment of any benefits to you.
     This agreement is without prejudice to the success bonus (the “Success Bonus”) you will receive from the Company under the success bonus letter agreement entered into between you and the Company, dated September 8, 2006. The BD Group will provide you with a retention bonus opportunity after the completion of the Sale as follows:
I. RETAINED EMPLOYMENT
     You will continue to be employed by the Company following the completion of the Sale. The employment terms are described in Exhibit A, which is attached hereto and is hereby incorporated in its entirety as if set forth fully herein. Defined terms used herein have the same meanings as defined in Exhibit A. Likewise, terms defined in Exhibit A shall have the same meanings as defined herein.
II. RETENTION BONUS
     A. CALCULATION OF RETENTION BONUS.
     It is acknowledged that the Company’s fiscal year is the calendar year and, as such, the terms “calendar year” and “fiscal year” are used interchangeably throughout this letter agreement and the “fiscal” year referred to herein is the fiscal year of the Company, and not the BD fiscal year.
     The Retention Bonus shall be equal to $2,163,625.
     You agree that you will not be entitled to receive any bonus payment(s) in respect of the 2007 fiscal year of either the Company or BD.
     B. ELIGIBILITY FOR THE RETENTION BONUS.
     Subject to the successful completion of the Sale, you shall be eligible to receive the Retention Bonus and thus will be vested in the Retention Bonus upon either one of the following:
          1. If you are employed by the BD Group at the end of the Retention Period; or
          2. If your employment with the BD Group is terminated (i) due to death, (ii) by the BD Group without “Cause” (as defined below), or (iii) by you for “Good Reason” (as defined below), prior to the end of the Retention Period.

Dr. Sohmer
September 8, 2006

               (a) “Cause”. For the purpose of this letter agreement, the BD Group shall have “Cause” to terminate your employment upon:
                    (i) The willful and continued failure by you to substantially perform your duties with the BD Group (other than any such failure resulting from your incapacity due to physical or mental illness or any failure resulting from your terminating your employment with the BD Group for “Good Reason”);
                    (ii) Your willful gross misconduct or dishonesty, including fraud or embezzlement, related to the performance of your duties with the BD Group which would be reasonably likely to cause, as determined in good faith by the Board of Directors of BD (the “Board”): (A) a material adverse affect on the business or reputation of the BD Group, or (B) exposure of the BD Group to a material risk of civil or criminal legal damages, liabilities or penalties; or
                    (iii) Your conviction (or a plea of guilty or no contest) of a felony or a crime involving moral turpitude.
               (b) “Good Reason”. You may terminate your employment for Good Reason. For purposes of this letter agreement, “Good Reason” shall mean without your express written consent:
                    (i) A reduction by the BD Group in your base salary as set forth in Exhibit A;
                    (ii) Any requirement by the BD Group, inconsistent with the terms and conditions set forth in Exhibit A, that the location at which you perform your principal duties for the BD Group be changed to a new location that is more than 100 miles from the location at which you perform your principal duties for the Company immediately prior to the completion of the Sale;
                    (iii) The substantial and continuing reduction of your duties with the Company from those duties set forth on Exhibit A or a substantial and continuing requirement that you perform duties that are materially inconsistent with and which would have a material adverse impact on your title or duties from the title or duties set forth on Exhibit A, provided, however, that the transition of the duties set forth on Exhibit A to your replacement shall not be considered Good Reason under the terms of this letter agreement; or
                    (iv) The material diminution of your bonus opportunity under the bonus plan in place for the Company following the completion of the Sale.
               (c) Notice of Termination. Any termination (i) due to Disability, (ii) by the BD Group without Cause, or (iii) by you for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this

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letter agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this letter agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis of your termination under the provision so indicated. If you are terminating your employment for Good Reason, the Notice of Termination shall be delivered to BD with a copy to the Company within thirty (30) days following the date on which the facts and circumstances existed that gave rise to your right to terminate your employment for Good Reason and at least ten (10) business days prior to your proposed Date of Termination. Such notice shall indicate the specific provision or provisions in this letter agreement upon which you have relied to make such determination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination. If the facts and circumstances that give rise to your right to terminate for Good Reason present a curable condition, the BD Group shall have ten (10) business days after receipt of the Notice of Termination to cure such condition.
               (d) Date of Termination. “Date of Termination” shall mean:
                    (i) If this letter agreement is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period);
                    (ii) If your employment is terminated by you for Good Reason, the date specified in the Notice of Termination, which shall be no less than ten (10) business days after the date on which the Notice of Termination is delivered; and
                    (iii) If your employment is terminated for any other reason, the date on which a Notice of Termination is given (or, if a Notice of Termination is not given, the date of such termination).
               (e) Disability. If you are unable to engage in any substantial gainful activity as a result of your incapacity due to a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, you shall be deemed “disabled” for purposes of this letter agreement by (A) the institution appointed by the BD Group to administer the Company’s long-term disability plan (or successor plan) for your benefit or, (B) in the absence of such an institution or in the event that you are not covered by a long-term disability plan of the BD Group, BD acting in good faith.
     C. PAYMENT OF RETENTION BONUS.
     The Retention Bonus shall be paid in a lump sum payment made to you on the six-month anniversary of the final day of the Retention Period; provided, however, that if you are terminated by the BD Group without Cause or if you resign for Good Reason prior to the end of the Retention Period, then the entire Retention Bonus shall be paid to you on the six-month anniversary of the applicable Date of Termination; provided, further, that, in the event that your

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employment with the BD Group is terminated due to death at any time during the Retention Period, your estate or applicable legal representatives shall receive the payment of the Retention Bonus as soon as practicable, and not later than 2 months after the Company is notified of your death. Additionally, in the event of your termination due to death, your eligible dependents may elect to continue their health care benefits under COBRA.
III. TERMINATION OF EMPLOYMENT
     A. TERMINATION DUE TO DISABILITY.
     If, during the Retention Period, you shall fail to perform your duties hereunder as a result of incapacity due to Disability, you shall continue to receive your full base salary at the rate then in effect until your Date of Termination (and, if the Company maintains a long-term disability plan, you shall be eligible for coverage thereunder in accordance with the terms thereof and subject to the satisfaction of all applicable conditions, including without limitation, the timely filing of a notice of claim). You shall also be entitled to receive an amount equal to $41,384.
     B. TERMINATION BY THE BD GROUP FOR CAUSE
     If, during the Retention Period, your employment shall be terminated for Cause, the Company shall pay you for your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to you under this letter agreement.
     C. ADDITIONAL PROVISIONS
     You shall not be required to mitigate the amount of any payment provided for in this letter agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this letter agreement be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise, except to the extent provided for herein.
     The payments and other benefits described in this letter agreement shall be the only payments you are to receive in the event of a termination of your employment following the completion of the Sale and you agree you shall not be entitled to any additional payments or benefits not otherwise described in this letter agreement.
     You hereby acknowledge and agree that you are not eligible to be a “Participant” in the TriPath Imaging, Inc. Employee Retention Plan. Any payments or benefits received under this letter agreement shall not be taken into account for purposes of determining benefits under any other employee benefit plan of the BD Group, except to the extent required by law, or as otherwise expressly provided by the terms of such other plan.

Dr. Sohmer
September 8, 2006

     You hereby acknowledge and agree that you are not eligible for any additional payment in the event it is determined that any payment or benefit received or to be received by you (whether paid or payable or distributed or distributable or provided pursuant to the terms of this letter agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by you with respect to such excise tax.
IV. MISCELLANEOUS PROVISIONS
     A. CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.
     You, by your execution hereof (i) hereby irrevocably submit to the exclusive jurisdiction of the federal courts (or, to the extent jurisdiction is not permitted, the state courts) of the State of New York for the purpose of any claim or action arising out of or based upon this letter agreement or relating to the subject matter hereof, (ii) hereby waive, to the extent not prohibited by applicable law, and agree not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that you are not subject personally to the jurisdiction of the above-named courts, that your property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this letter agreement or the subject matter hereof may not be enforced in or by such courts, and (iii) hereby agree not to commence any claim or action arising out of or based upon this letter agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. You hereby consent to service of process in any such proceeding in any manner permitted by New York law, and agree that service of process by registered or certified mail, return receipt requested, at your address specified on the first page hereof is reasonably calculated to give actual notice. You hereby irrevocably waive any right to a trial by jury in any action, suit, or other proceeding arising under or relating to any provisions of this letter agreement.
     B. OBLIGATIONS FOLLOWING THE COMPLETION OF THE SALE.
     You and the Company have previously entered into a Non-Competition Agreement (the “Non-Competition Agreement”) and an Employee Non-Disclosure and Inventions Agreement dated June 2, 2000 (the “NDA”; the Non-Competition Agreement and the NDA collectively referred to as the “Prior Agreements”) both attached hereto on Schedule A, which impose upon you certain obligations including, but not limited to, non-competition with the Company, non-solicitation of employees and customers and confidentiality of Company information. Such Prior Agreements shall remain in full force and effect upon the execution of this Letter Agreement except that they shall be superseded by this letter agreement during the Retention Period. If the Retention Period expires and you remain employed by BD thereafter, this letter agreement shall have terminated and the Prior Agreements and their terms shall continue to govern your obligations during and following termination of your employment. Notwithstanding

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anything herein to the contrary, your right to receive any payments or benefits under this letter agreement shall be conditioned upon and subject to your compliance with your obligations as described in this Section IV, which obligations shall survive the termination or expiration of this letter agreement according to their respective terms. You hereby agree that any breach of the provisions of this Section IV by you, will entitle BD to terminate this letter agreement and to cease all payments and benefits hereunder. Any payments you may receive pursuant to the Prior Agreements shall offset on a dollar for dollar basis any obligations of the BD Group to make payments to you under this letter agreement.
          1. Confidentiality.
               (a) Proprietary Information. In the course of your service to the BD Group, you will have access to confidential intellectual property, confidential specifications, know-how, inventions, testing methods, strategic or technical data, marketing research data, product research and development data, manufacturing techniques, financial performance, confidential customer lists, costs, sources of supply and trade secrets, names and addresses of the people and organizations with whom the BD Group have business relationships and such relationships, and special needs of customers of the BD Group, as well as other confidential business information, all of which are confidential and may be proprietary and are owned or used by the BD Group. Such information shall hereinafter be called “Proprietary Information” and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or its affiliates as to which you may have access, whether conceived or developed by others or by you alone or with others during the period of your service to the BD Group, whether or not conceived or developed during regular working hours. The term “Proprietary Information” also shall be deemed to include comparable information that the BD Group has received belonging to others or which was received by the BD Group with any understanding that it would not be disclosed. Proprietary Information may be contained in various media, including without limitation, patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans drawings, designs, technical and scientific specifications, laboratory notebooks, supplier and customer lists, internal financial and business data and other documents and records of the BD Group. Proprietary Information shall not include any information which (I) is in the public domain prior to the execution of the NDA and this letter agreement, (II) entered the public domain after the time of its disclosure under the NDA or this letter agreement through means other than an unauthorized disclosure resulting from an act or omission by you, (III) was independently developed or discovered by you prior to the time of disclosure under the NDA, or (IV) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that BD is notified prior to such disclosure and has the opportunity to take any actions it deems appropriate to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.
               (b) You shall not during the term of your employment with the BD Group or any time thereafter, regardless of the reason for termination of your employment (x)

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September 8, 2006

disclose, directly or indirectly, any Proprietary Information to any person other than the Company or authorized employees thereof at the time of such disclosure, or such other persons to whom you have been specifically instructed to make disclosure by management of BD and in all such cases only to the extent required in the course of your service to the BD Group or (y) use any Proprietary Information, directly or indirectly, for your own benefit or for the benefit of any other person or entity.
               (c) All notes, letters, documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the BD Group and any copies, in whole or in part, thereof (collectively, the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the BD Group. You shall safeguard all Documents and shall surrender to BD at the time your employment terminates, or at such earlier time or times as management of BD may specify, all Documents then in your possession or control.
          (2) Non-Competition; Non-Hire; Non-Solicitation.
               (a) During the term of your employment and for a period of three years commencing on the date of your termination of employment by the BD Group without Cause or by you for Good Reason (the “Restricted Period”), you will not engage or participate in, directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in (excluding ownership of not more than one (1%) percent of the voting stock of any publicly held corporation), any business which is Competitive with the Company or any company in the BD Group that engages in the same business as the Company (such companies shall collectively be referred to as the “Restricted Group”).
               (b) A business shall be considered “Competitive with the Restricted Group” if, as of the Date of Termination, it is engaged in any business, venture or activity, or is developing any product, in the Restricted Area (as defined below) which competes, plans to compete or upon commercialization, would compete, with any business, product, venture or activity (x) being conducted or developed by any member of the Restricted Group or (y) proposed to be conducted by the Company (as evidenced by any internal written business plans or memoranda of the Company).
               (c) The “Restricted Area” shall mean the United States of America, Canada, and any other geographic area where, determined as of the Date of Termination, (x) the Restricted Group is conducting or developing, or (y) the Company has proposed to conduct (as evidenced by any internal written business plans or memoranda of the Company), any business, venture or activity.
               (d) During the term of your employment and during the Restricted Period, you will not hire any officer, director, consultant, executive or employee of the Restricted Group, nor will you solicit or attempt to solicit any such person to leave his or her engagement

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with the Restricted Group. During the term of your employment and during the Restricted Period, you will not call upon, solicit, divert or attempt to solicit or divert from the Restricted Group any of their customers or suppliers or potential customers or suppliers of whose names you were made aware through your employment with the BD Group.
               (e) During the Restricted Period you shall notify BD with a copy to the Company of any change of address and of any subsequent employment (stating the name and address of the employer and the nature of the position) or any other business activity.
          (3) Non-Disparagement. During the term of your employment and for five (5) years thereafter, you shall not disparage, deprecate, or make any comments or take any other actions, directly or indirectly, that could reflect adversely on the BD Group or its officers, directors, employees or agents or adversely affect their business reputation or goodwill.
          (4) Release and Waiver of Claims. Upon your termination of employment by the BD Group without Cause or by you for Good Reason, and in consideration of the benefits and covenants provided to you under the terms of this letter agreement, you hereby agree to execute the Release and Waiver of Claims attached hereto as Exhibit B.
     C. CONFLICT AMONG AGREEMENTS OR BENEFIT PLANS.
     In the event of any conflict between the provisions of this letter agreement and the terms of any other agreement, including, without limitation, the Change in Control Agreement and the Prior Agreements (except to the extent provided herein) or any benefit plan under which you are entitled to receive payments or benefits, or any agreement, instrument, other document or undertaking between you and the BD Group, unless otherwise specifically provided herein, the provisions of this letter agreement shall control.
     D. DEDUCTION; WITHHOLDING; SET-OFF.
     Notwithstanding any other provision of this letter agreement, any payments or benefits hereunder shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company reasonably determines it should withhold pursuant to any applicable law or regulation. The amounts due and payable under this letter agreement shall at all times be subject to the right of set-off of the Company for any amounts or debts incurred and owed by you to the BD Group whether during your employment or after the Date of Termination.
     E. LEGAL FEES.
     If any contest or dispute shall arise between you and the Company regarding or as a result of any provision of this letter agreement, the Company shall reimburse you for all reasonable attorney’s fees and legal expenses incurred by you up to a maximum of $75,000 in connection with such contest or dispute, but only if you are successful with respect to substantially all of

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your material claims pursued or defended in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the final adjudication (not subject to further appeal) by a court or arbitrator, or by settlement of the dispute to the extent that the Company receives reasonable written evidence of such fees and expenses.
     F. LITIGATION AND REGULATORY COOPERATION.
     You agree to cooperate fully with the Company or any related entity in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any related entity that relate to events or occurrences that transpired during your employment and consultancy with the BD Group. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the BD Group at mutually convenient times. In scheduling your time to prepare for discovery or trial, the BD Group shall attempt to minimize interference with any other employment obligations that you may have. You also shall cooperate with the BD Group in connection with any investigation or review of any foreign, federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the BD Group. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with any litigation and regulatory cooperation provided under this Section V(F) after your Date of Termination. In the event that you are named personally in any legal proceeding relating to your activities on behalf of the BD Group, you will be eligible for indemnification by the Company to the extent permitted by the Company’s by-laws and other governance documents, as well as the Company’s liability insurance policies, as in effect at the time you make a claim for indemnification.
     G. NOTICE.
     For the purpose of this letter agreement, notices and all other communications provided for in this letter agreement shall be in writing and shall be delivered to each party at each party’s respective address set forth on the first page of this letter agreement, and shall be deemed effectively given or delivered: (i) upon personal delivery to the party to be notified, (ii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; provided that all notices to the Company should be directed to the attention of the Chairman of the Board, with a copy to the General Counsel of BD and the Company.
     H. ENTIRE AGREEMENT.
     Except for the Prior Agreements (to the extent provided herein), this letter agreement represents the entire agreement of the parties with respect to the subject matter hereof and, except to the extent provided for herein, supersedes the Change in Control Agreement and, without limitation, any other agreement between the parties with respect to such subject matter.

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September 8, 2006

     I. SUCCESSORS; BINDING AGREEMENT.
     1. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume and agree to perform this letter agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that if all or substantially all of the business or assets of the Company, Tripath Oncology, Inc., or BD is sold within six (6) months of the completion of the Sale, (i) this letter agreement shall not be assigned to the successor, but the Company (or such successor, as applicable) shall remain liable for any payments due hereunder, (ii) you will not be required to provide services under the terms of this letter agreement, and (iii) the Retention Period will be deemed to have ended on the date of the completion of such sale to the extent that the Retention Period does not end earlier; provided, however, that you will be required to comply with the provisions in Section IV(B) of this letter agreement. As used in this letter agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this letter agreement by operation of law, or otherwise.
     2. This letter agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     J. COUNTERPARTS.
     This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.
     K. ADDITIONAL.
          1. Nothing contained in this letter agreement, nor any action taken hereunder, shall be construed as a contract of employment, or as giving you any right to be retained as an employee of the BD Group. Your employment will remain at-will and your obligations under this letter agreement shall not be affected by any change in your position, title or function with, or compensation by the Company. Except for the rights provided in Section IV(K)(2) below, any right or obligation of the BD Group under this letter agreement shall only become effective on the completion of the Sale.
          2. No provision of this letter agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by each of you, BD and the Company.
          3. No waiver by any of the parties hereto at any time of any breach by the another party hereto of, or compliance with, any condition or provision of this letter agreement to

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be performed by any other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any time prior to subsequent time.
          4. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of New York.
          5. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement, which shall remain in full force and effect.
          6. Your rights to payments or benefits under this letter agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section shall be void.
          7. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company and its affiliates you are a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company and its affiliates (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company. BD and the Company shall consult with you in good faith regarding the implementation of the provisions of this Section; provided that neither the BD Group nor any of its employees or representatives shall have any liability to you with respect thereto.
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Dr. Sohmer
September 8, 2006

     If this letter agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return one originally executed letter to the Company, attention Robert E. Curry, and one originally executed letter to BD, attention Jeffrey Sherman and this letter agreement will then constitute the parties’ agreement on this subject.

Sincerely,

TRIPATH IMAGING, INC.

Name: Robert E. Curry
Title: Chairman of the Compensation Committee

BECTON, DICKINSON AND COMPANY

Name:
Title:
I acknowledge receipt and agree with the foregoing terms and conditions.
PAUL R. SOHMER, M.D.

Paul R. Sohmer, M.D.

Exhibit A
to the Letter Agreement between Dr. Paul R. Sohmer and TriPath Imaging, Inc., dated
September 8, 2006
Defined terms used herein have the meaning ascribed to them in the letter agreement. Likewise, terms defined herein shall have the same meanings ascribed to them herein for purposes of the letter agreement.
TERM OF EMPLOYMENT:
Dr. Sohmer agrees to remain employed by the Company during the Retention Period on the terms and conditions set forth in this Exhibit A.
For a minimum of a six (6) month period and a maximum of a twelve (12) month period following the end of the Retention Period, Dr. Sohmer shall provide consulting services to the BD Group as reasonably requested by the BD Group (other than for services under Section IV(F) of the letter agreement), for which the Company shall pay Dr. Sohmer a consulting fee paid on a per diem basis, which fee shall be mutually agreed upon by the parties. Nothing in this paragraph shall prevent Dr. Sohmer from accepting other employment to begin on a full-time basis at any time after the Retention Period.
COMPENSATION:
During the Retention Period, Dr. Sohmer shall be paid a base salary of $39,583.33 monthly (the equivalent of $475,000 annually) to be paid in accordance with the Company’s standard payroll practices. Dr. Sohmer shall be eligible to participate in all of the benefits provided to other similarly situated executives of the BD Group, including, without limitation, medical benefits, life insurance, dental insurance, disability insurance.
LOCATION OF EMPLOYMENT:
During the Retention Period, Dr. Sohmer will be expected to work ten (10) business days per month in one of the office locations of the Company in North Carolina as mutually agreed upon by the parties or traveling on Company business (other than to the New Jersey Office (as defined below)). He will work the remaining portion of the Retention Period from his home office in Croton on Hudson, New York, unless BD requests that he work from an office in Franklin Lakes, New Jersey provided to him by BD (the “New Jersey Office”).
All reasonable expenses, including expenses relating to travel from Dr. Sohmer’s home to the facilities in North Carolina, shall be reimbursed to Dr. Sohmer by the Company within 30 days of being presented with appropriate invoices, credit card receipts, or other appropriate evidence.

TITLE AND POSITION:
Dr. Sohmer will be in the position of Worldwide President of BD-TriPath Imaging Unit (the “Unit”) reporting to an Executive Vice President (or other equivalent executive office) of BD and will be working to effectuate the transition of the duties outlined below to his replacement.
DUTIES
Dr. Sohmer’s duties and responsibilities shall include:
(i)	Serving as leader of the Unit for all functional activities including strategic, operational and financial.

(ii)	Staffing and managing of all senior functional and technical leadership positions in the Unit.

(iii)	Working closely with regional presidents to manage quality and effectiveness of business leaders in all geographies.

(iv)	Organizing annual business planning and financial submissions to segment leadership for review and approval.

(v)	Managing focus on growth, ROIC, and other related priority measures as requested by segment President. Targeting quarterly and annual financial performance to plan, taking into consideration integration and transition issues and costs.

(vi)	Building quality and effectiveness of key work processes including manufacturing, product development, budgeting, sales effectiveness, service to customers, and related critical activities.

(vii)	Communicating routinely to leadership on progress, issues, and opportunities for future growth and performance. May also manage broader segment projects as mutually agreed with the Executive Vice President.

(viii)	Meeting regularly with key customers and distributors to maintain awareness of relevant trends and related events in the healthcare industry.

(ix)	Working closely with key functions and Unit leadership to pursue those opportunities for growth or better performance.

(x)	Working closely with senior quality and regulatory leaders both in the Unit and in BD as a whole. Taking active leadership roles in key initiatives in this area.

(xi)	Chairing the Product Development Team which collaborates with BD Technologies and other business units in technology planning.

(xii)	Responsible for product planning.

(xiii)	Building team to support key BD initiatives, and align strategy and work process as well as integrated activities.

(xiv)	Working with Human Resource Leader to conduct HR Planning for the business.

(xv)	Managing business development activities, both in developed and developing markets, recognizing role of business development in growth expectations.

(xvi)	Any other duties and responsibilities as the Executive Vice President or the Board of Directors of BD may reasonably assign from time to time consistent with position as Worldwide President of BD-TriPath Imaging Unit and consistent with the intent to effectuate the transition of such duties and responsibilities to his replacement.

RELEASE AND WAIVER OF CLAIMS
     This Release and Waiver of Claims (“Release”) is entered into as of this                      day of _                                        , 20                    , between [Tripath Imaging, Inc.] and any successor thereto (collectively, the “Company”) and                                          (the “Executive”).
     The Executive and the Company agree as follows:
     1. The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on                                          (the “Termination Date”).
     2. In accordance with the retention bonus letter agreement, entered into as of August ___, 2006, between Executive and the Company (the “Retention Bonus Agreement”), Executive is entitled to receive certain payments after the Termination Date.
     3. In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors and assigns, hereby releases and forever discharges the Company and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, including, without limitation, any claims the Executive may have arising from or relating to the Executive’s employment or termination from employment with the Company and its subsidiaries and affiliates, as applicable, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive’s employment with or resignation or termination from the Company and its subsidiaries and affiliates, as applicable. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”). The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least 21 days to decide whether to waive claims under ADEA and seven days after the Executive signs the Release to revoke that waiver. This Release does not release

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the Company from any obligations due to the Executive under the Retention Bonus Agreement or under this Release, any rights Executive has to indemnification by the Company, and any vested rights Executive has under the Company’s employee pension benefit and welfare benefit plans (other than claims for benefits under such employee plans in the ordinary course).
     4. This Release is not an admission by the Company or its subsidiaries or affiliates of any wrongdoing or liability.
     5. The Executive waives any right to reinstatement or future employment with the Company and its subsidiaries and affiliates following the Executive’s separation from the Company and its subsidiaries and affiliates on the Termination Date.
     6. The Executive agrees not to engage in any act after execution of the Release that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company or its subsidiaries or affiliates or their respective officers, directors, stockholders or employees.
     7. The Executive shall continue to be bound by Section 6 of the Retention Bonus Agreement.
     8. The Executive shall promptly return all Company and subsidiary and affiliate property in the Executive’s possession, including, but not limited to, Company or subsidiary or affiliate keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company or subsidiary or affiliate business. In addition, the Executive shall promptly return all electronic documents or records that the Executive may have saved to any such cellular phone, laptop computer or other electronic or storage device, whether business or personal, including any PowerPoint or other presentation stored in hard copy or electronically. Further, if Executive stored any information relating to the Company on a personal computer or other storage device, the Executive shall permanently delete all such information; provided, however, that, prior to deleting that information, the Executive shall print out one copy and provide it to the Company.
     9. This Release shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Release shall be settled in the manner provided in the Retention Bonus Agreement.
     10. This Release represents the complete agreement between the Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     11. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

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     12. It is further understood that for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release, and this Release shall not become effective or enforceable until the revocation period has expired. No revocation of this Release by the Executive shall be effective unless the Company has received within the 7 day revocation period, written notice of any revocation.
     13. This Release has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Release and has been advised to consult with an attorney before executing this Release. Additionally, the Executive acknowledges that the Executive has been afforded the opportunity of at least 21 days to consider this Release.
     The parties to this Release have executed this Release as of the day and year first written above.

[TRIPATH IMAGING, INC.]

By:
Name:
Title: